SCHEDULE 14A

PROXY STATEMENT

Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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TEXAS CAPITAL BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

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April 10, 2014

Dear Stockholder:

I am pleased to present the 2013 Annual Report of Texas Capital Bancshares, Inc., the holding company for Texas Capital Bank, N.A. Earnings releases, performance information and corporate governance documents may be found in the Investors section of our website at www.texascapitalbank.com.

I would also like to invite you to attend our Annual Meeting of Stockholders, which will be held on Tuesday, May 20, 2014, at 10:00 a.m. at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.

The attached Notice of Annual Stockholders’ Meeting describes the formal business to be transacted at the Annual Meeting. Members of our board of directors and executive officer team will be present at the meeting and will be available to answer questions regarding the Company.

Your vote is very important.    Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy by the Internet, telephone or mail.

The board of directors and our employees thank you for your continued support.

Sincerely,

C. Keith Cargill

President and Chief Executive Officer

TEXAS CAPITAL BANCSHARES, INC.

2000 McKinney Avenue,

7th Floor

Dallas, Texas 75201

NOTICE OF ANNUAL STOCKHOLDERS’ MEETING

To be held on May 20, 2014

NOTICE IS HEREBY GIVEN that the annual stockholders’ meeting (the “Annual Meeting”) of Texas Capital Bancshares, Inc. (the “Company”), a Delaware corporation, and the holding company for Texas Capital Bank, N.A., will be held on Tuesday, May 20, 2014, at 10:00 a.m. at the offices of the Company located at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.

The Annual Meeting is for the purpose of considering and voting upon the following matters:

1.	election of fifteen (15) directors for terms of one year each or until their successors are elected and qualified,

2.	approval, on an advisory basis, of the 2013 compensation of the Company’s named executive officers as described in the Proxy Statement, and

3.	transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

We are furnishing our 2013 Annual Report and proxy materials to our stockholders primarily through the Internet this year in accordance with rules adopted by the Securities and Exchange Commission. Stockholders of record have been mailed a Notice of Internet Availability of Proxy Materials on or around April 10, 2014, which provides them with instructions on how to vote and how to access the 2013 Annual Report and proxy materials on the Internet. It also provides instructions on how to request paper copies of these materials. Stockholders of record who previously enrolled in a program to receive electronic versions of the 2013 Annual Report and proxy materials will receive an email notice with details on how to access those materials and how to vote.

Stockholders of record may vote:

•	By Internet: go to www.proxypush.com/tcbi

•	By phone: call 866-390-5385 (toll-free) or

•	By mail: complete and return the enclosed proxy card in the postage prepaid envelope provided.

If your shares are held in the name of a broker, bank or other stockholder of record, please follow the voting instructions that you receive from the broker, bank or other stockholder of record entitled to vote your shares.

Stockholders of record at the close of business on March 31, 2014 are the only stockholders entitled to notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether you expect to attend the Annual Meeting or not, please vote your shares. If you are a stockholder of record and attend the Annual Meeting, you may vote your shares in person even though you have previously voted your proxy.

By order of the board of directors,

C. Keith Cargill

President and Chief Executive Officer

April 10, 2014

Dallas, Texas

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders’

Meeting to be Held on May 20, 2014:

The Proxy Statement for the 2014 Annual Meeting, the Notice of the 2014 Annual Meeting, the form of proxy and the Company’s 2013 Annual Report are available at www.proxydocs.com/tcbi.

PROXY STATEMENT

TEXAS CAPITAL BANCSHARES, INC.

2000 McKinney Avenue

7th Floor

Dallas, Texas 75201

PROXY STATEMENT

FOR THE ANNUAL STOCKHOLDERS’ MEETING

ON MAY 20, 2014

MEETING INFORMATION

This Proxy Statement is being furnished to the stockholders of Texas Capital Bancshares, Inc. (the “Company”) on or about April 10, 2014, in connection with the solicitation of proxies by the board of directors to be voted at the annual stockholders’ meeting (the “Annual Meeting”). The Annual Meeting will be held on May 20, 2014, at 10:00 a.m. at the offices of the Company located at 2000 McKinney, 7th Floor, Dallas, Texas 75201. The Company is the parent corporation of Texas Capital Bank, N.A. (“Texas Capital Bank” or the “Bank”).

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the Internet. You will not receive a printed copy of the proxy materials, unless specifically requested. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.

The purpose of the Annual Meeting is to consider and vote upon the following matters:

1.	election of fifteen (15) directors for terms of one year each or until their successors are elected and qualified, and

2.	approval, on an advisory basis, of the compensation of the Company’s executives named and described in the Proxy Statement, and

3.	transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

RECORD DATE AND VOTING SECURITIES

You are entitled to one vote for each share of common stock you own.

Only those stockholders that owned shares of the Company’s common stock on March 31, 2014, the record date established by the board of directors, will be entitled to vote at the Annual Meeting. At the close of business on the record date, there were 42,958,803 shares of common stock outstanding held by 234 identified holders.

QUORUM AND VOTING

At least a majority of the total number of issued and outstanding shares of common stock as of the record date must be present at the Annual Meeting in person or by proxy and entitled to vote in order to have a quorum to transact business. If there are not sufficient shares present and entitled to vote at the Annual Meeting for a quorum or to approve any proposal, the board of directors may postpone or adjourn the Annual Meeting in order to permit the further solicitation of proxies.

Directors are elected by a plurality of the votes cast at the Annual Meeting. The fifteen (15) nominees receiving the highest number of votes will be elected. Votes may be cast “for” or may be “withheld” with respect to any or all nominees. For purposes of the election of directors, votes that are “withheld” and broker non-votes (described below) will be counted as “present” for purposes of establishing a quorum but will not be counted as votes cast and will have no effect on the result of the vote. Stockholders may not cumulate votes in the election of directors.

The affirmative vote of a majority of the shares of the Company’s common stock present in person or by proxy at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers. Votes on this proposal may be cast “for,” “against” or “abstain.” An abstention will have the effect of a vote against this matter. Broker non-votes will have no effect on the outcome of this vote. Abstentions, votes against and broker non-votes will be counted as “present” for purposes of establishing a quorum. This resolution is advisory only and will not be binding upon the Company or its board of directors.

A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner submits an executed proxy to the Company but does not vote on a particular proposal because it does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If your shares are held in the name of a bank, broker or other holder of record, they are not permitted to vote on your behalf on either proposal to be considered at the Annual Meeting unless you provide specific instructions by following the instructions they provide to you. For your vote to be counted in the election of directors or advisory vote on executive compensation, you must communicate your voting decisions to your bank, broker or other holder of record within the time period stated in their instructions to you.

The individuals named as your proxies will vote properly completed proxies received prior to the Annual Meeting in the way you direct. If you do not specify how the proxy is to be voted, the shares represented by those properly completed proxies will be voted to elect the fifteen director candidates and to approve, on an advisory basis, the compensation of our named executive officers. If your shares are held by a bank, broker or other nominee and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from the record holder and present it at the Annual Meeting.

If you are a stockholder of record you may revoke a proxy at any time before the proxy is exercised by:

1.	delivering written notice of revocation to Texas Capital Bancshares, Inc., Attn: Corporate Secretary — Annual Meeting, 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201;

2.	submitting another properly completed proxy card that is later dated;

3.	voting by telephone at a subsequent time;

4.	voting through the Internet at a subsequent time; or

5.	voting in person at the Annual Meeting.

If your shares are held in the name of a broker, bank or other nominee, please follow the instructions that you receive from them in order to instruct them to revoke the voting of your shares.

Please review the proxy materials and follow the relevant instructions to vote your shares. We hope you will exercise your rights and fully participate as a stockholder.

SOLICITATION OF PROXIES

It is important that you are represented by proxy or are present in person at the Annual Meeting. The Company requests that you vote your shares by following the instructions as set forth in the Notice of Internet Availability of Proxy Materials. Your proxy will be voted in accordance with the directions you provide.

Other than the election of fifteen (15) directors and approval of executive compensation, the Company is not aware of any additional matters that will be presented for consideration at the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, your proxy will be voted in the discretion of the proxy holder.

The Company’s board of directors is making this solicitation and the Company will pay the costs of this proxy solicitation. The directors, officers and regular employees of the Company and the Bank may also solicit proxies by telephone or in person but will not be paid additional compensation to do so.

We are permitted to send a single Notice of Annual Stockholders’ Meeting (“Notice”) and any other proxy materials we choose to mail to stockholders who share the same last name and address. This procedure is called “householding” and is intended to reduce our printing and postage costs. If you would like to receive a separate copy of a proxy statement or annual report, either now or in the future, please contact us in writing at the following address: Attn: Investor Relations, 2000 McKinney Avenue, Suite 700, Dallas, Texas, 75201. If you hold your shares through a bank, broker or other nominee and would like to receive additional copies of the Notice and any other proxy materials, or if multiple copies of the Notice or other proxy materials are being delivered to your address and you would like to request householding, please contact your broker.

PROPOSALS FOR STOCKHOLDER ACTION

Proposal 1 — Election of Directors

The Company currently has fifteen (15) directors on the board of directors all of whom have been nominated for re-election. Directors serve a one-year term or until their successors are elected and qualified. All of the nominees below currently serve as a director and have indicated their willingness to continue to serve as a director if elected. However, if any of the nominees is unable or declines to serve for any reason, your proxy will be voted for the election of a substitute nominee selected by the proxy holders.

Nominees

At the Annual Meeting, the stockholders will elect fifteen (15) directors. The board of directors recommends a vote FOR each of the director nominees set forth below:

Name	Age	Position
Larry L. Helm	66	Director; Chairman of the Board
C. Keith Cargill	61	Director; President and Chief Executive Officer; Chief Executive Officer of Texas Capital Bank
Peter B. Bartholow	65	Director; Chief Financial Officer; Chief Operating Officer
James H. Browning	64	Director
Preston M. Geren III	62	Director
Frederick B. Hegi, Jr.	70	Director
James R. Holland, Jr	70	Director
Charles S. Hyle	63	Director
W. W. McAllister III	72	Director
Elysia Holt Ragusa	63	Director
Steven P. Rosenberg	55	Director
Grant E. Sims	58	Director
Robert W. Stallings	64	Director
Dale W. Tremblay	55	Director
Ian J. Turpin	69	Director

Larry L. Helm has been a director since January 2006 and was elected Chairman of the Board in May 2012. He is currently the Executive Vice President of Corporate Affairs at Halcon Resources Corporation, a company engaged in the acquisition, exploration, development and production of oil and natural gas properties located in North America, a position he has held since January 2013. Previously, he served as Executive Vice President-Finance and Administration of Petrohawk Energy Corporation. Prior to joining Petrohawk in 2004, Mr. Helm spent 14 years with Bank One, most notably as Chairman and CEO of Bank One Dallas.

As a former banking executive, Mr. Helm has extensive knowledge about our industry. His executive roles in energy companies and experience managing energy and commercial lending groups give him important insights into the Company’s lending activities and make him well qualified to serve as Chairman of our Board and Chairman of the Loan Committee of the Bank.

C. Keith Cargill has served as President and Chief Executive Officer of the Company and as a member of the board of directors since January 1, 2014. He has served as Chief Executive Officer of the Bank since June 2013, becoming President of the Bank in October 2008. He served as Chief Lending Officer of the Bank since its inception in December 1998 through July 2013. Mr. Cargill has more than 25 years of banking experience in the North Texas area.

Mr. Cargill has extensive knowledge of all aspects of our business and particularly its lending operations. He has served as a director of the Bank since October 2008. His many years of experience as a banker and his leadership in building our Company make him well-qualified to serve as a director.

Peter B. Bartholow has served as Chief Financial Officer (“CFO”) and as a director since October 2003 and as Chief Operating Officer (“COO”) since January 2014. Prior to joining us in 2003, he was managing director of a private equity firm, served as a financial executive with Electronic Data Systems Corp., and spent many years in the banking industry as an executive officer and member of the boards of both public and private companies.

As our CFO and COO, Mr. Bartholow has extensive knowledge of all aspects of our business. His previous business and financial experience as an executive officer and director of other public companies and banking organizations make him well qualified to serve as a director.

James H. Browning has served as a director since October 2009. He retired in 2009 as a partner at KPMG LLP, an international accounting firm, in Houston where he served companies in the energy, construction, manufacturing, distribution and commercial industries. He began his career at KPMG in 1971, becoming a partner in 1980. He most recently served as KPMG’s Southwest Area Professional Practice Partner. He has also served as an SEC Reviewing Partner and as Partner in Charge of the New Orleans audit practice. He currently serves as Chairman of the board and Audit Committee chair of RigNet Inc. and as a member of their Governance and Nominating Committee. He also serves as a director and member of the Audit Committee and the Technology and Reserves Committee for Endeavour International Corporation, a NYSE listed international oil and gas exploration and production company.

As a former partner with KPMG with more than 38 years in public accounting, Mr. Browning has demonstrated leadership capability. His public accounting experience with various industries gives him a wealth of knowledge in dealing with financial and accounting matters, as well as extensive knowledge of the responsibilities of public company boards. Mr. Browning is highly qualified to serve as a director and serves as the chairman of our Audit Committee, where he has been designated a financial expert. He also serves on the Governance and Nominating Committee.

Preston M. Geren III has served as a director since July 2012. Mr. Geren is currently the President and CEO of the Sid W. Richardson Foundation, a position he has held since July 2011. He served as an executive in the Department of Defense from 2001 to 2009, completing his service as Secretary of the Army under Presidents Bush and Obama. He served as a member of Congress representing the 12th Congressional District of Texas for four terms. Mr. Geren serves as a director of Anadarko Petroleum Corp. Before entering public service Mr. Geren was an attorney and businessman in Fort Worth and served as a director of both privately and publicly held banking organizations.

Mr. Geren’s experience and leadership in high government positions, as well as his banking experience, position him to provide us with a valuable perspective on a broad range of business and governmental issues affecting our Company and the businesses and entrepreneurs we serve. He is well suited to serve as a member of the Loan Committee of the Bank.

Frederick B. Hegi, Jr. has been a director since June 1999. He served as a partner of Wingate Partners, an investment company, since he co-founded it in 1987. Mr. Hegi formerly served as Chairman of the board of directors of United Stationers, Inc. He currently serves as a director of Drew Industries Incorporated and Hallmark Cards, Inc.

As a current member of our board of directors who has served in that capacity for over 10 years, and as a director with other public and private companies, Mr. Hegi has extensive financial expertise and provides a wealth of knowledge about the role of the board of directors and effective corporate governance. The scope and depth of his experiences make him well qualified to be a director, and to serve on our Human Resources and Governance and Nominating Committees.

James R. Holland, Jr. has been a director since June 1999 and served as Chairman from May 2008 until May 2012. Prior to serving as our Chairman, he was our lead director and is currently chairman of the Governance and Nominating Committee. He has served as the President and Chief Executive Officer of Unity Hunt, Inc., a diversified holding company, a position he has held since 1991, and he has served as Chairman since 2012. He has also served as Trustee of the Lamar Hunt Trust Estate since 1991. Mr. Holland currently serves on the board of directors of Placid Holding Company and National CineMedia, Inc.

As our former Chairman and lead director, Mr. Holland brings a wealth of knowledge and leadership capability. His business and financial experience and expertise in matters of corporate governance, combined with his experience as a board member for other public and private companies, makes him well qualified to serve as chairman of the Governance and Nominating Committee.

Charles S. Hyle joined the board of directors in October 2013. He served as Senior Executive Vice President and Chief Risk Officer of Key Corp. from June 2004 to his retirement in December 2012. He served as an executive with Barclays working in the U.S. and in London from 1980 to 2003, rising to serve as Managing Director and Global Head of Credit Portfolio Management — Barclays Capital — London.

Mr. Hyle has many years of experience in managing credit and operational risk for large banking and financial services organizations as a senior executive which provides him with an understanding of the risks facing the Company and the Bank and the challenges they will face as they continue to grow and are required to comply with enhanced regulatory risk management requirements, which make him well qualified to serve as a director and a member of the Audit Committee. Mr. Hyle has been designated as a financial expert.

William W. McAllister III has been a director since June 1999. He is currently a private investor. Prior to his retirement, he served for many years as CEO and director of financial services companies engaged in the insurance and savings and loan industries and as trustee of U.S. Global Fund Group.

Mr. McAllister’s many years of experience in the financial services and investment management businesses provide the Board with valuable skills supporting the Board’s financial oversight of the Company and the Bank. Mr. McAllister serves on the Audit Committee and has been designated as a financial expert.

Elysia Holt Ragusa has served as a director since January 2010. She serves as an International Director of Jones Lang LaSalle, a position she has held since July 2008, and currently provides team leadership with P&L responsibility for the Central Texas market while also serving clients in Austin, San Antonio, and Dallas/Fort Worth. From 2001 until 2007, she served as President and Chief Operating Officer of The Staubach Company, chaired Staubach’s Executive and Operating Committees and was a member of its board of directors. Jones Lang LaSalle and The Staubach Company merged in 2008. She also serves as a director of Fossil, Inc., a maker of watches and other apparel and accessories.

As an executive with extensive experience in all aspects of the commercial real estate business in Texas, Ms. Ragusa provides valuable insight for this important aspect of our business. This expertise, her demonstrated leadership capabilities and her public company board experience are valuable to the Company. She also serves as a member of the Loan and Trust Committees of the Bank.

Steven P. Rosenberg has served as a director since September 2001. He is President of SPR Ventures, Inc., a private investment company, a position he has held since June 1997, and President of SPR Packaging LLC, a manufacturer of flexible packaging for the food industry, a position he has held since May 2007. He currently serves as chair of the Governance and Nominating Committee and is an Audit Committee member for Cinemark Holdings, a leader in the motion picture exhibition industry. He is also a board member and serves on the Human Resources Committee of PRGX Global, a business analytics and information services firm.

Mr. Rosenberg offers valuable experience and insight to the Board deriving from his background as an entrepreneur in a manufacturing business in Texas, as well as a director of other public companies. Mr. Rosenberg is a member of the Human Resources Committee and serves as the chairman of the Bank’s Trust Committee.

Grant E. Sims has served as a director since May 2012. Mr. Sims is Chairman and CEO of Genesis, Energy LLC. He has served as a director and Chief Executive Officer of Genesis Energy, LLC, the general partner for Genesis Energy, L.P. since August 2006. He was affiliated with Leviathan Gas Pipeline Partners, L.P. from 1992 to 1999, serving as the Chief Executive Officer and a director beginning in 1993 until he left to pursue personal interests, including investments, from 1999 to 2006. Leviathan (subsequently known as El Paso Energy Partners, L.P. and then GulfTerra Energy Partners, L.P.) was an NYSE-listed MLP that merged with Enterprise Products Partners, L.P. in 2004.

Mr. Sims’ leadership and management experience in energy companies and experience as a director of other public companies bring valuable knowledge and perspective to our Board. Mr. Sims serves as a member of the Bank’s Trust Committee.

Robert W. Stallings has served as a director since August 2001. He has served as Chairman of the board of directors and Chief Executive Officer of Stallings Capital Group, an investment company, since March 2001. He is currently Executive Chairman of the Board of Gainsco, Inc., a property and casualty insurance company, a position he has held since August 2001. He serves as a director for Crescent Real Estate Holdings LLC. Prior to joining Gainsco, he served as Chairman and CEO of an asset management company as well as a savings bank.

Mr. Stallings’ experience in the banking and financial services industries provides extensive knowledge about our industry, which makes him highly qualified to serve as a director and member of the Bank’s Loan Committee.

Dale W. Tremblay has served as a director since May 2011. He is the President and CEO of C.H. Guenther and Son, Inc. (dba Pioneer Flour Mills), one of the oldest privately held corporations in the U.S., and serves as a member of its board of directors. He joined Guenther in 1998 as Executive Vice President and COO, and became President/CEO in April 2001. He has served as President for The Quaker Oats Company’s worldwide foodservice division and currently serves on the Michigan State University School of Finance Advisory Board and the Advisory Committee for the Federal Reserve Bank of Dallas. He serves as a director of Clear Channel Outdoor Holdings Inc., one of the world’s largest outdoor advertising companies, and is a member of the Audit Committee and chairman of the Compensation Committee. He also serves as a director of Nature Sweet Ltd.

Mr. Tremblay’s leadership experience in both private and public companies brings valuable knowledge and insight to our Board and his service as chairman of our Human Resources Committee.

Ian J. Turpin has been a director since May 2001. Since 1992, he has served as President and director of LBJ Family Wealth Advisors, Ltd. (formerly LBJ Asset Management Partners, Ltd. and The LBJ Holding Company, LP) and has managed various companies affiliated with the family of the late President of the United States, Lyndon B. Johnson, which have included radio, real estate and private equity investments and diversified investment portfolios.

Mr. Turpin’s business experience in international banking and wealth management and in a variety of industries offers valuable insights to the Board. Mr. Turpin’s background in public accounting also qualifies him as an audit committee financial expert, supporting his service as a member of the Audit Committee.

The board of directors unanimously recommends that you vote “FOR” the election of each of the nominees.

Proposal 2 — Approval of Executive Compensation on an Advisory Basis

In accordance with the requirements of Rule 14a-21(a) under the Securities Exchange Act of 1934 (the “Exchange Act”), we are providing our stockholders with an advisory vote to approve executive compensation on an annual basis. An advisory vote at the Company’s 2011 Annual Meeting of Stockholders confirmed that stockholders overwhelmingly favored an annual advisory vote on executive compensation.

We believe that our executive compensation programs effectively align the interests of our named executive officers, or NEOs, with those of our stockholders by creating a combination of incentive compensation arrangements, in both cash and equity-linked programs, which are directly linked to performance and creation of stockholder value, coupled with a competitive level of base compensation. The objective for the named executive officers is to have a substantial portion of total compensation derived from performance-based incentives. Advisory votes on executive compensation in 2011, 2012 and 2013 resulted in affirmative votes of 98.7%, 99.8% and 96.9%, respectively.

The Board values stockholders’ opinions, and, as in prior years, the Board intends to evaluate the results of the 2014 vote when making future decisions regarding compensation of the named executive officers. We encourage you to carefully review the “Executive Compensation” section of this Proxy Statement and particularly the Compensation Discussion and Analysis for a detailed discussion of the Company’s executive compensation programs.

This annual advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices with respect to their compensation described in this Proxy Statement. The vote is advisory and, therefore, not binding on the Company, the board of directors or the Human Resources Committee of the board of directors. This advisory vote may not be construed as overruling a decision by the board, nor create or imply any additional fiduciary duty of the board, nor be construed to restrict or limit the ability of stockholders to make proposals for inclusion in our proxy materials related to executive compensation.

We are asking our stockholders to indicate their approval, on an advisory basis, for the 2013 compensation paid to our NEOs by voting FOR the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the 2013 compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to SEC Regulation S-K, Item 402 (including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures included in this Proxy Statement).

The board of directors unanimously recommends that you vote “FOR” approval of this resolution.

Other Matters

The Company does not currently know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the persons designated in the enclosed proxy will vote your proxy in their discretion on such matters.

BOARD AND COMMITTEE MATTERS

Board of Directors

The business affairs of the Company are managed under the direction of the board of directors. The board of directors meets on a regularly scheduled basis to review significant developments affecting the Company and to act on matters requiring approval by the board of directors. It also holds special meetings as required from time to time when important matters arise, requiring action between scheduled meetings. The board of directors had six regularly scheduled meetings during 2013, and two additional meetings. Each of the Company’s directors participated in at least 75% of the meetings of the board of directors and the committees of the board of directors on which the director served during 2013.

Director Independence

The board of directors has determined that each director other than Mr. Cargill and Mr. Bartholow qualifies as an “Independent Director” as defined in the Nasdaq Stock Market Listing Rules and as further defined by applicable statutes and regulations.

Board Leadership Structure and Risk Oversight

The CEO and Chairman positions are held by two separate individuals under the Company’s board leadership structure. Larry L. Helm acts as a non-executive Chairman and C. Keith Cargill is the CEO. The Board determined that this was the most effective way for its leadership to be structured and believes this is a best practice for governance in its industry. To provide effective oversight of the Bank the members of the Company’s board of directors also serve as directors of the Bank.

The Board is responsible for oversight of management and the business and affairs of the Company, including those relating to management of risk. The Audit Committee assists the board of directors in monitoring the effectiveness of the Company’s identification and management of market risk, credit risk, interest rate risk, operational risk, reputational risk and other business risks. The Company maintains a Risk Management Committee (“RMC”) which operates under the direction of the Audit Committee. The Audit Committee approved the RMC’s charter and defined scope of activities. The RMC is comprised of executives responsible for all major categories of risk within the Company and reports to the Audit Committee at least quarterly. The Audit Committee reports to the Board at least quarterly with respect to activities of the RMC. The Human Resources Committee reviews periodically the Company’s human resources and compensation policies, practices and procedures to identify potential risks to the Company.

Committees of the Board of Directors and Meeting Attendance

The board of directors had three standing committees during 2013.

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Governance and Nominating Committee.    The Governance and Nominating Committee oversees the corporate governance policies for the Company and identifies, screens, recruits and recommends to the Board candidates to serve as directors. The Committee makes recommendations concerning the size and composition of the board of directors, considers any corporate governance issues that arise and develops appropriate recommendations, develops specific criteria for director independence and assesses the effectiveness of the board of directors. Governance and Nominating Committee members are James R. Holland, Jr. (Chairman), James H. Browning, and Frederick B. Hegi, Jr. Each member of the Committee is an independent director. The board of directors has adopted a charter for the Governance and Nominating Committee, which is available on the Company’s website at www.texascapitalbank.com. The Governance and Nominating Committee met ten times during 2013.

The Governance and Nominating Committee considers high professional ethics and values, relevant management experience and commitment to enhancing stockholder value when evaluating candidates for the Company’s board of directors, utilizing a variety of methods. The Committee considers diversity when identifying nominees for director, looking primarily for diversity in professional experiences and skills to ensure the Board is comprised of individuals who are able to contribute a variety of viewpoints, which the Committee believes is important in ensuring that the Board exercises broad judgment and diligence. The Committee regularly assesses the size of the board of directors, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the board of directors. Candidates may come to the attention of the Committee from current directors, stockholders, professional search firms, officers or other persons. The Committee reviews all candidates in the same manner regardless of the source of the recommendation.

•

Audit Committee.    The Audit Committee oversees the Company’s and the Bank’s processes related to financial and regulatory reporting, risk identification and management, control and compliance. The Audit Committee also oversees the Company’s internal control over financial reporting, management’s preparation of the financial statements of the Company, and reviews and assesses the independence and qualifications of the Company’s independent registered public accounting firm. The board of directors has adopted a written charter for the Audit Committee which is available on the Company’s website at www.texascapitalbank.com. The Audit Committee recommends to the board of directors the firm selected to be the Company’s independent registered public accounting firm and monitors the performance of such firm, reviews and approves the scope of the annual audit and quarterly reviews and evaluates with the independent registered public accounting firm the Company’s annual audit and annual consolidated financial statements. The Committee also oversees the Company’s internal audit staff, which includes reviewing with management the status of internal accounting controls and evaluating problem areas having a potential financial impact on the Company that may be brought to its attention by management, the independent registered public accounting firm or the board of directors. The Committee also directs the activities of the Company’s Risk Management Committee, which is chaired by the Chief Risk Officer of the Bank and includes the Company’s CEO, CFO, and the Bank’s director of operations. The Audit Committee is comprised of four directors, each of whom is independent in accordance with applicable SEC rules and the Nasdaq Stock Market Listing Rules: James H. Browning (Chairman), Charles S. Hyle, William W. McAllister III and Ian J. Turpin. The Audit Committee met eight times during 2013.

Audit Committee Financial Expert.    The board of directors has determined that each of the four audit committee members is financially literate under the current listing standards of Nasdaq. The board of directors also determined that all four members qualify as “audit committee financial experts” as defined by the SEC and therefore satisfy the Nasdaq Stock Market’s financial sophistication requirements as well.

•

Human Resources Committee.    The Human Resources Committee (“HR Committee”) advises management and makes recommendations to the board of directors with respect to the compensation and other employment benefits of executive officers and key employees of the Company. The HR Committee also administers the Company’s long-term incentive and incentive bonus programs for executive officers and employees. The HR Committee’s Charter is available on the Company’s website at www.texascapitalbank.com. Each member of the HR Committee is independent in accordance with the Nasdaq Stock Market Listing Rules. The HR Committee members are Dale W. Tremblay (Chairman), Frederick B. Hegi, Jr., and Steven P. Rosenberg. The HR Committee met five times during 2013.

Communications With the Board

Stockholders may communicate with the board of directors, including the non-management directors, by sending an e-mail to bod@texascapitalbank.com or by sending a letter to the board of directors, c/o Corporate Secretary, 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201. The Corporate Secretary has

the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.

Report of the Audit Committee

The Audit Committee’s general role is to assist the board of directors in overseeing the Company’s financial reporting process and related matters. The Audit Committee has reviewed and discussed with the Company’s management and the Company’s independent registered public accounting firm the audited financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

The Audit Committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard, Communications with Audit Committees. The Audit Committee has received and reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding communication with audit committees concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by Ernst & Young LLP is compatible with maintaining their independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 20, 2014.

This report is submitted on behalf of the Audit Committee.

James H. Browning, Chairman

Charles S. Hyle

W. W. McAllister III

Ian J. Turpin

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics (“Code of Conduct”) that applies to all its employees, including its chief executive officer, chief financial officer and controller. The Company has made the Code of Conduct available on its website at www.texascapitalbank.com. Any amendments to, or waivers from, our Code of Conduct applicable to our executive officers will be posted on our website within four days of such amendment or waiver.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of March 31, 2014 concerning the beneficial ownership of the Company’s voting common stock by: (a) each director, director nominee and named executive officer, (b) each person the Company knows to beneficially own more than 5% of the issued and outstanding shares of a class of common stock, and (c) all of the Company’s named executive officers (“NEOs”) and directors as a group. The persons named in the table have sole voting and investment power with respect to all shares they owned, unless otherwise noted. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options, restricted stock units (“RSUs”), or stock appreciation rights (“SARs”) held by that person that are currently exercisable or will become exercisable within 60 days after March 31, 2014 are deemed exercised and outstanding, while these shares are not deemed exercised and outstanding for computing percentage ownership of any other person.

Persons known to Company who own more than 5% of outstanding shares of Company Common Stock	Number of Shares of Common Stock Beneficially Owned		Percent of Shares of Common Stock Outstanding*
T. Rowe Price Associates, Inc.	4,065,590	(1)	9.46%
BlackRock, Inc. and certain affiliates	3,712,774	(2)	8.64%
Vanguard Group, Inc. and certain affiliates	2,528,959	(3)	5.89%
State Street Corporation and certain affiliates	2,454,682	(4)	5.71%

*	Percentage is calculated on the basis of 42,958,803 shares, the total number of shares of common stock outstanding on March 31, 2014.

(1)	As reported by T. Rowe Price Associates, Inc. on a Schedule 13G filed with the SEC on February 13, 2014, as of December 31, 2013, reporting sole voting power with respect to 484,830 shares and sole dispositive power with respect to 4,065,590 shares. Its address is 100 East Pratt St., Baltimore MD 21202.

(2)

As reported by BlackRock, Inc. on a Schedule 13G filed with the SEC on January 30, 2014, as of December 31, 2013, reporting sole voting power with respect to 3,579,749 shares and sole dispositive power with respect to 3,712,774 shares. Its address is 40 East 52nd St., New York NY 10022.

(3)	As reported by Vanguard Group, Inc. on a Schedule 13G filed with the SEC on February 12, 2014, as of December 31, 2013, reporting sole voting power with respect to 61,378 shares, sole dispositive power with respect to 2,470,281 shares, and shared dispositive power with respect to 58,678 shares. Its address is PO Box 2600, V26, Valley Forge PA 19482.

(4)	As reported by State Street Corporation on a Schedule 13G filed with the SEC on February 4, 2014, as of December 31, 2013. Its address is One Lincoln Street, Boston MA 02111.

Name(1)	Number of Shares of Common Stock Beneficially Owned		Percent of Shares of Common Stock Outstanding
Vince A. Ackerson	18,104	(2)		*
Peter B. Bartholow	26,888	(3)		*
James H. Browning	9,675	(4)		*
C. Keith Cargill	11,297	(5)		*
Preston M. Geren III	2,500	(6)		*
Frederick B. Hegi, Jr.	223,743	(7)		*
Larry L. Helm	20,675	(8)		*
James R. Holland, Jr.	60,867	(9)		*
John D. Hudgens	7,240	(10)		*
Charles S. Hyle	—			*
George F. Jones, Jr.	—			*
W. W. McAllister III	33,800	(11)		*
Elysia Holt Ragusa	5,475	(12)		*
Steven P. Rosenberg	53,675	(13)		*
Grant E. Sims	1,000	(14)		*
Robert W. Stallings	10,675	(15)		*
Dale W. Tremblay	4,475	(16)		*
Ian J. Turpin	68,346	(17)		*
All executive officers and directors as a group	558,435		1.30	%**

*	Less than 1% of the issued and outstanding shares of the class.

**	Percentage is calculated on the basis of 42,958,803 shares, the total number of shares of common stock outstanding on March 31, 2014.

(1)	Unless otherwise stated, the address for each person in this table is 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.

(2)	Includes 11,945 shares held by Mr. Ackerson and 1,689 shares held by JAKS Partners, LTD. Mr. Ackerson is the general partner of JAKS Partners. Also includes 4,470 vested SARs.

(3)	Includes 22,500 shares held by Mr. Bartholow. Also includes 4,388 vested SARs.

(4)	Includes 7,075 shares held by Mr. Browning. Also includes 200 RSUs that will become exercisable within 60 days and 2,400 vested SARs.

(5)	Includes 7,750 shares held by Mr. Cargill. Also includes 3,547 vested SARs.

(6)	Includes 2,500 shares held by Mr. Geren.

(7)	Includes 137,132 shares held by Valley View Capital Corp. Retirement Savings Trust for the benefit of Mr. Hegi, 24,252 shares held by the F.B. Hegi Trust of which Mr. Hegi is the beneficiary, 33,000 shares held by Hegi Family Holdings, Ltd. of which Mr. Hegi is the managing partner and 17,959 shares held directly by Mr. Hegi. Also includes 8,000 shares that may be acquired upon exercise of options, 400 RSUs that will become exercisable within 60 days and 3,000 vested SARs.

(8)	Includes 7,875 shares held by Mr. Helm. Also includes 400 RSUs that will become exercisable within 60 days and 12,400 vested SARs.

(9)	Includes 59,267 shares held by Lamar Hunt Trust Estate of which Mr. Holland is the Trustee, but disclaims ownership. Also includes 400 RSUs that will become exercisable within 60 days and 1,200 vested SARs, both issued in the name of Lamar Hunt Trust Estate.

(10)	Includes 2,983 shares held by Mr. Hudgens. Also includes 4,257 vested SARs.

(11)	Includes 23,000 shares held by Mr. McAllister. Also includes 400 RSUs that will become exercisable within 60 days and 10,400 vested SARs.

(12)	Includes 2,875 shares held by Mrs. Ragusa. Also includes 200 RSUs that will become exercisable within 60 days and 2,400 vested SARs.

(13)	Includes 36,875 shares held by Mr. Rosenberg. Also includes 4,000 shares that may be acquired upon exercise of options, 400 RSUs that will become exercisable within 60 days and 12,400 vested SARs.

(14)	Includes 1,000 shares held by Mr. Sims.

(15)	Includes 4,875 shares held by Mr. Stallings. Also includes 400 RSUs that will become exercisable within 60 days and 5,400 vested SARs.

(16)	Includes 3,475 shares held by Mr. Tremblay. Also includes 1,000 RSUs that will become exercisable within 60 days.

(17)	Includes 9,875 shares held by Mr. Turpin, 27,526 shares held by his spouse, Luci Baines Johnson. Also includes 14,641 shares held by The Nini Gift Trust and 1,904 shares held in the Rebekah Johnson Nugent 1976 Trust, both of which Mrs. Johnson is the trustee. Also includes 4,000 shares that may be acquired upon exercise of options, 400 RSUs that will become exercisable within 60 days and 10,000 vested SARs.

EXECUTIVE COMPENSATION

Our named executive officers for 2013, and the positions held by them on December 31, 2013 (sometimes referred to in this Proxy Statement as NEOs), are:

George F. Jones, Jr.	President and Chief Executive Officer of the Company(1)

Peter B. Bartholow	Chief Financial Officer and Secretary of the Company; Chief Operating Officer, Texas Capital Bank(2)

C. Keith Cargill	Chief Operating Officer of the Company; President and Chief Executive Officer, Texas Capital Bank(3)

Vince A. Ackerson	Texas President and Chief Lending Officer, Texas Capital Bank

John D. Hudgens	Chief Credit Officer and Chief Risk Officer, Texas Capital Bank

(1)	Mr. Jones retired effective December 31, 2013.

(2)	Mr. Bartholow began serving as the Chief Operating Officer of Texas Capital Bank effective July 23, 2013 and began serving as the Chief Operating Officer of the Company effective January 1, 2014.

(3)	Mr. Cargill began serving as the Chief Operating Officer of the Company and Chief Executive Officer of Texas Capital Bank effective June 11, 2013, and began serving as the President and Chief Executive Officer of the Company effective January 1, 2014.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation programs and explains our compensation philosophy, policies and practices with respect to the named executive officers identified above.

Oversight of Executive Compensation Program

The HR Committee of our board of directors oversees our executive compensation programs. Each member of the HR Committee is an “independent director” as defined by the Nasdaq Stock Market Listing Rules. The HR Committee has developed and applied a compensation philosophy that focuses on a combination of a competitive base salary and incentive compensation, including cash and equity-linked programs, which are directly linked to performance and creation of stockholder value. The objective for the executive officers and key employees is to have a substantial portion of total compensation derived from performance-based incentives.

The HR Committee works diligently throughout the year in conferences, formal meetings, discussions with consultants, interaction with management and review of materials developed for it. The HR Committee works closely with executive management, primarily our chief executive officer (“CEO”), in assessing the appropriate compensation approach and levels. In consultation with the full board, the HR Committee is empowered to advise management and make recommendations to the board of directors with respect to the compensation and other employment benefits of executive officers and key employees of the Company. The HR Committee establishes objectives for the Company’s CEO and sets the CEO’s compensation based, in part, on the evaluation of peer group data. The HR Committee also reviews and approves the Company’s long-term compensation plans and the Company’s annual and long-term incentive programs for executive officers and key employees.

The HR Committee regularly reviews the Company’s compensation programs to ensure that remuneration levels and incentive opportunities are competitive and reflect performance. Factors taken into account in assessing the compensation of individual officers include the Company’s overall performance, the officer’s performance and contribution to the Company, experience, strategic impact, external equity and market value, internal equity and fairness and retention priority. The various components of the compensation programs for the named executive officers are discussed below in the Executive Compensation Program Overview. There are no material differences in compensation policies for each of the five named executive officers, as all relate primarily to performance and contribution in achieving consolidated results. In the case of the four named executive officers other than the CEO, the CEO makes recommendations to the HR Committee about each of their individual total compensation levels. The HR Committee may delegate the allocation of certain salary increases or annual incentive dollars for the other four named executive officers to the CEO.

Our advisory say on pay votes at the 2012 and 2013 annual meetings of stockholders were over 95% FOR our executive compensation. The HR Committee monitors this required advisory vote each year. In view of the high level of support for the Company’s compensation programs for the named executive officers no changes were made to those programs for 2013.

Objectives of Executive Compensation

We seek to provide a compensation package for our NEOs that is driven primarily by the overall financial performance of the Company. We believe that the performance of each of the executives impacts our overall long-term profitability and, therefore, have the following goals for compensation programs impacting the NEOs of the Company:

•	to provide motivation for the NEOs and to enhance stockholder value by linking their compensation to the value of our common stock;

•	to retain the executive officers, relationship managers and key management who lead the Company and the Bank;

•

to allow the Company and the Bank to attract highly qualified executive officers by providing total compensation opportunities consistent with those provided in the industry and commensurate with the Company’s business strategy and performance objectives; and

•	to maintain reasonable “fixed” compensation costs by targeting base salaries at competitive levels.

Role of the Consultant

The HR Committee has determined that a formal executive compensation market/peer review will be performed every other year. The HR Committee engaged the services of independent executive compensation consulting firm Frederic W. Cook & Co, Inc. (“Cook”) during 2012 for that review, which we refer to as the Cook 2012 Review. Cook has assisted the HR Committee in its review of total direct compensation for the NEOs including a review of 2012 incentive compensation and 2013 base salaries for the NEOs discussed in the “Base Salary” section below. Cook only provided executive compensation consulting services under the direction of the HR Committee and did not provide any additional services to the Company. In order not to impair the independence of the compensation consultant or to create the appearance of an impairment, the Committee follows a policy that the compensation consulting firm may not provide other services to the Company. The HR Committee has evaluated Cook’s independence, including the factors relating to independence specified in Nasdaq Stock Market Listing Rules, and determined that Cook is independent. The next executive compensation market/peer review will be performed in 2014. For 2014 base salaries and 2013 incentive compensation the HR committee used the Cook 2012 Review, market data regarding performance of comparable financial services companies as well as consideration of the Company’s financial performance and NEOs individual performance.

Our management provides input to the compensation consultant but does not direct or oversee its activities with respect to our executive compensation programs.

The compensation consultant reports to and acts at the direction of the HR Committee. The HR Committee directs its compensation consultant to provide certain guidance on an ongoing basis, including:

•	Expertise on compensation strategy and program design;

•	Information relating to the selection of the Company’s peer group and compensation practices employed by the peer group;

•

Establishing and administering executive compensation plans or arrangements which provide benefits to executive officers of the Company in accordance with the goals and objectives of the Company as established by the Board;

•	Considering and making recommendations to the Board concerning the existing executive compensation programs and changes to such programs; and

•

Reviewing and discussing the Compensation Discussion and Analysis (the “CD&A”) and based upon such discussion recommending to the Board that the CD&A be included in the Company’s Proxy Statement to stockholders.

Market Competitive Analysis Methodology

Cook provided the HR Committee with a market competitive executive compensation analysis for the NEOs including base salary, annual incentives, long-term incentives and non-qualified deferred compensation plans, including retirement benefits. This analysis was performed by utilizing primarily peer company proxy statements.

Peer Company Proxy Data.    The HR Committee and Cook, with input from the Company’s management, established a list of nineteen peer companies in 2012. Peer company data is used by the HR Committee as a reference and not an absolute target for compensation approaches and levels. The following companies were selected in 2012 based upon long-term performance, asset size, market capitalization and business operations in commercial banking and financial services:

BOK Financial Corporation

City National Corporation

Cullen/Frost Bankers, Inc.

FirstMerit Corporation

First Financial Corporation

First Midwest Bancorp, Inc.

IberiaBank Corporation

MB Financial, Inc.

PacWest Bancorp

Pinnacle Financial Partners, Inc.

Hilltop Holdings, Inc. (formerly Plains Capital Corp.)

PrivateBancorp, Inc.

Prosperity Bancshares Inc.

Signature Bank

SVB Financial Group

TCF Financial Corporation

TrustMark Corp.

Western Alliance Bancorporation

Wintrust Financial Corporation

Summary

According to information provided to the HR Committee by its independent compensation consultant, the amount of the Company’s total compensation paid to its executive officers was aligned between the market

50th and 75th percentiles if relative performance justifies such levels. In view of the Company’s competitive performance, historical earnings levels and growth in earnings, the HR Committee believes that the Company’s current executive compensation philosophy and practices are successful in providing stockholders with talented, dedicated executive officers at competitive compensation levels.

Executive Compensation Program Overview

The executive compensation package available to our NEOs is comprised of:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation, including stock appreciation rights (“SARs”), performance SARs (“PSARs”), restricted stock units (“RSUs”), and cash-based performance units (“Performance Units”); and

•	other standard retirement and health benefits.

Base Salary

Base salary is designed to provide competitive levels of base compensation to our executives and to reflect their experience, duties and scope of responsibilities. We pay competitive base salaries required to recruit and retain executives of the quality that we must employ to ensure the success of our Company. Base salaries for the NEOs are subject to annual review under the terms of the contracts discussed below, but are not always adjusted on an annual basis. The HR Committee determines, and recommends to the Board, the appropriate level and timing of changes in base compensation for the CEO, and the other NEOs upon consideration of the recommendation of the CEO. In making determinations of salary levels for the named executives, the HR Committee considers the entire compensation package for executive officers, including the equity compensation provided under long-term compensation plans. The Company intends for the total compensation levels to be consistent with competitive practices of comparable institutions and each executive’s level of responsibility. The HR Committee determines the level of salary increases after reviewing:

•	the qualifications, experience and performance of each executive officer;

•	the compensation paid to persons having similar duties and responsibilities in other competitive institutions; and

•	the nature of the Bank’s business, the complexity of its activities and the importance of the executive’s experience to the success of the business.

The HR Committee recommended and the Board approved annual salaries and percentage increases effective March 1, 2014 as follows: Mr. Bartholow $442,000 (4%), Mr. Ackerson $400,000 (7%) and Mr. Hudgens $416,000 (4%). Mr. Cargill’s annual salary was increased to $625,000 (14%) effective January 1, 2014 upon assuming CEO duties and in accordance with his amended and restated employment agreement.

Annual Incentive Compensation

Annual incentive compensation is designed to provide competitive levels of compensation based on experience, duties and scope of responsibilities. In addition, our annual incentive program is designed to ensure that variable compensation based on the Company’s profitability is a significant component of total cash compensation for the named executives. The HR Committee compares our performance to peers with an emphasis on net income and earnings growth, as well as improvements in return on assets, or ROA, and measures of credit quality. The HR Committee uses the annual incentive compensation to motivate and reward the NEOs for achievement of strategic, business and financial objectives.

Pursuant to the cash incentive program approved by the HR Committee, an aggregate incentive amount, or pool, is established each year. The size of the incentive pool is derived as a percentage of the Company’s pre-tax, pre-annual incentive income. The incentive pool has historically varied from 5% to 15% of the Company’s pre-tax, pre-annual incentive income but may vary depending on the profitability of the Company, performance of individual business units, number of participants, amounts guaranteed to new officers and other factors. Due to our continued profitability, the HR Committee approved an incentive pool for 2013 set at 7% of pre-tax, pre-annual incentive income. The amount of the incentive pool is incorporated in the annual business and financial plan approved by the board of directors and is adjusted during the year, based on actual results compared to the approved financial plan. After verification of final results, the total annual incentive pool and allocation of dollars in the incentive pool among the participants are approved by the HR Committee.

The HR Committee can exercise positive or negative discretion over the incentive pool based on their evaluation of the Company in comparison to peer companies in our industry as well as evaluation of overall economic conditions and individual performance. The incentive pool is allocated among three distinct groups: the NEOs, relationship managers generally responsible for lending and other service offerings and other key managers, which includes persons who oversee and provide critical support in such areas as finance, human resources, operations, funding, investments and credit policy. Executive management determines allocations within production and key management groups pursuant to the approved program.

The portion of the total incentive pool allocated to the NEOs is based on the performance of the Company compared to plan and other measures of performance. For 2013, it was also based on the Company’s earnings per share, or EPS, compared to peers and ROA compared to plan and peers. The portion of the incentive pool that is allocated to the NEOs is generally 15% to 20% of the total, and was set at 12% for 2013. The HR Committee approves the allocation of the remainder of the incentive pool with input from the CEO. The CEO submits recommendations for incentive compensation for the NEOs other than the CEO. The HR Committee determines the incentive payment for the CEO and considers the recommendation of the CEO in its final determinations of awards to be paid to the other NEOs. The Committee met with the CEO and considered the individual contributions and responsibilities of the other NEOs in determining their incentive payments.

In determining awards of annual cash incentives the HR Committee considers the entire compensation package of each of the named executive officers and the performance of that individual. The incentive award potential is intended to be consistent with each named executive officer’s level of responsibility, position and performance. A percentage of base salary is generally targeted, ranging from 55% to 100%. The 2012 Cook Review confirmed these amounts are consistent with mid-range opportunities among the peer companies. Individual incentives can be above or below these targets based on the Company’s and NEO’s performance in any given year. Incentives paid for 2013 fell within these targets based on the Company’s overall performance, absolutely and in relation to peer companies, and the performance of each of the NEOs.

The HR Committee met in February 2014 to determine annual incentive pool compensation to be paid to the named executive officers for the Company’s 2013 performance. In determining the 2013 payouts, the HR Committee considered the Company’s overall performance and ROA compared to peers, as well as individual performance by each NEO. Based on these performance measures, the HR Committee awarded annual incentive compensation payouts of between 65% and 94% of each named executive officer’s base salary, with an average payout of 78%. The annual incentive payments for each named executive officer are set forth in the Summary Compensation Table.

Long-Term Incentives

Long-term incentive awards for our named executive officers that are linked to Company and stock performance are granted from our 2005 Long-Term Incentive Plan (the “2005 Plan”) or our 2010 Long-

Term Incentive Plan (the “2010 Plan”). The HR Committee has made and intends to make annual grants of cash-based equity-linked and equity-based awards under the 2005 Plan or 2010 Plan in order to align more directly the interests of the NEOs with those of our stockholders and to motivate the NEOs to increase the stockholder value of the Company over the long term. Executive management and the HR Committee believe that equity-linked incentives are most effective in aligning the interests of employees and stockholders, building stockholder value and retaining the Company’s key employees.

The 2005 Plan became effective on May 17, 2005 and will terminate on May 17, 2015. Employees (including any employee who is also a director), consultants, contractors and non-employee directors of the Company or its subsidiaries whose judgment, initiative and efforts contributed to or may be expected to contribute to the successful performance of the Company are eligible to participate in the 2005 Plan. The HR Committee approves the eligible participants under the 2005 Plan, administers the granting of awards under the 2005 Plan, sets vesting criteria, establishes performance objectives, and may amend the Plan in accordance with stockholder approval requirements.

Grants made pursuant to the 2005 Plan may include, but are not limited to, awards of SARs, PSARs, RSUs, stock options, and performance-based awards payable in cash. Under the 2005 Plan RSU, SAR and PSAR grants were made in April 2006, January 2007, and January 2009 to the NEOs and are included in the compensation tables that follow this section. As of December 31, 2013, the Company may issue up to 43,495 shares of common stock under the 2005 Plan, subject to forfeiture and other provisions of the 2005 Plan.

The 2010 Plan became effective on May 18, 2010 and will terminate on May 18, 2020. Employees (including any employee who is also a director), consultants, contractors and non-employee directors of the Company or its subsidiaries whose judgment, initiative and efforts contributed to or may be expected to contribute to the successful performance of the Company are eligible to participate in the 2010 Plan. The HR Committee approves the eligible participants under the 2010 Plan, administers the granting of awards under the 2010 Plan, sets vesting criteria, establishes performance objectives, and may amend the Plan in accordance with authority approved by stockholders.

Grants made pursuant to the 2010 Plan may include, but are not limited to, awards of SARs, PSARs, RSUs, stock options, and other performance-based awards paid in cash. The NEOs began receiving grants under the 2010 Plan in January 2011. As of December 31, 2013, the Company may issue up to 218,820 shares of the Company’s common stock under the 2010 Plan, subject to forfeiture and other provisions of the 2010 Plan.

During 2009 and 2010, the HR Committee revised the structure of the long-term incentives for NEOs. Modifications were reviewed and made to emphasize growth in earnings per share, relate vesting to improvements in key performance measures other than stock price, reduce the numbers of shares issued compared to stock-based grants, align the value of the grants to changes in the Company’s stock price and extend the vesting period for the portion of grants subject to time-based vesting. Long-term incentive grants were awarded to each of the NEOs in January 2011 which were intended to cover the annual grants applicable to 2009 and 2010, which had not been made during the period when the HR Committee restructured the Company’s approach to long-term incentives.

Grants were made in the form of cash-based Performance Units. Vesting of 75% of the Performance Units was based on the attainment of certain performance metrics developed by the HR Committee and outlined below, referred to as the performance portions of the awards. The vesting of the remaining 25%, referred to as the time-based portion, would occur on the third anniversary of the date of grant if the named executive was employed by the Company or was eligible for approved retirement.

The performance measures for the 2009-2010 grant made in January 2011 were tied to growth levels in EPS and the level of ROA for the three-year period ending December 31, 2013, with 50% of the performance portion of the grant based upon the EPS objective and 50% based upon the ROA objective. In addition, vesting of the performance portions of the Performance Units was subject to determinations by the HR Committee and the Board that the EPS and ROA objectives were achieved without imposing excessive risk to stockholders and that the Company has maintained appropriate standards related to asset quality, capital management, expense management relative to revenue and the funding composition and level to support loan growth.

The number of Performance Units awarded was based on a targeted percentage of base compensation for each of the named executives and recognition that the award would effectively cover a four-year period. Based on the defined objectives for the 75% performance portion of the Performance Units, the NEOs had the opportunity to vest between 0% and 110% of the performance portion of the Performance Units. The value of the Performance Units was determined at December 31, 2013, the end of the three-year period covered by the grants. At December 31, 2013, average growth in EPS over the three-year period was 47% and the average ROA was 1.21%. The Company exceeded the performance of its peer group for each measure by a substantial margin. The HR Committee and the Board also determined that these results were achieved without imposing excessive risk to stockholders and that the Company maintained appropriate standards related to asset quality, capital management, expense management relative to revenue and the funding composition and level to support loan growth. Based on the achievement of these performance goals and its consideration of the discretionary factors described above, the HR Committee determined that the 2011 grant vested at 107.5% of target. The actual amounts paid to the NEOs are included in the compensation tables below.

The Company made a second grant of Performance Units under the 2010 Plan to each of the NEOs in February 2012. The grants were structured in a manner consistent with the 2011 grants described above and cover the three-year period ending December 31, 2014.

The Company made an additional grant of Performance Units to each of the NEOs in June 2013. The grants were structured in a manner consistent with the 2011 grants described above, however the performance portion of the Performance Units was set at 60% to better reflect industry standards, with 50% of the performance portion of the grant based upon the EPS objective and 50% based upon the ROA objective. The time-based portion of these Performance Units was set at 40%. Based on the defined objectives for the performance portion of the Performance Units, the NEOs will have the opportunity to vest between 0% and 150% of the performance portion of the Performance Units under this grant, which covers the three-year period ending December 31, 2015.

All of the grants were based on a variety of factors, including the Company’s performance, the named executive officer’s level of responsibility, an assessment of individual performance made by the Committee and competitive market data.

The following summarizes the performance targets for the performance portions of the 2011, 2012 and 2013 grants of Performance Units discussed above:

2011 Grant:

•	Average EPS growth rate over a three-year period ranges from 18% to 25%, with payouts ranging from 13.125% to 41.25%.

•	Average ROA over a three-year period ranges from .80% to 1.00%, with payouts ranging from 9.375% to 41.25%.

2012 Grant:

•	Average EPS growth rate over a three-year period ranges from 10% to 20%, with payouts ranging from 13.125% to 41.25%.

•	Average ROA over a three-year period ranges from .90% to 1.10%, with payouts ranging from 9.375% to 41.25%.

2013 Grant:

•	Average EPS growth rate over a three-year period ranges from 5% to 10.5%, with payouts ranging from 15% to 45%.

•	Average ROA over a three-year period ranges from 1.10% to 1.30%, with payouts ranging from 15% to 45%.

The Performance Units will be forfeited upon an NEO’s termination of employment, except as otherwise provided below. The Performance Units provide for accelerated vesting upon a change in control, as defined in Section 409A of the Internal Revenue Code, with 50% to vest upon the effective date of the change in control and 50% to vest upon the original vesting date of the Performance Unit, or two years following the effective date of the change in control, whichever occurs earlier. If the NEO is terminated without cause or terminates his employment for good reason (each as defined in his employment agreement) within 90 days immediately preceding or following the effective date of the change in control, the unvested Performance Units will become vested on the later of the effective date of the change in control or the NEO’s termination date. In addition, the Performance Units become immediately vested upon the NEO’s death or total and permanent disability. If a named executive officer retires upon reaching the age of 65 with 12 years of service, the Performance Units become fully vested with the payout to occur at the end of the three-year performance period, subject to Board approval and the execution of non-competition and non-solicitation agreements by the executive.

Other Benefits

2006 Employee Stock Purchase Plan.    On January 17, 2006, the board of directors adopted the Company’s 2006 Employee Stock Purchase Plan (the “2006 ESPP”), which was approved by our stockholders at our 2006 annual meeting on May 16, 2006. The 2006 ESPP provides eligible employees of the Company (and its participating subsidiaries) with an incentive to advance the best interests of the Company and its subsidiaries by providing them a means of voluntarily purchasing common stock at 95% of the market price and upon favorable terms. We believe that the participants in the 2006 ESPP have an additional incentive to promote the success of the Company’s business by increasing their economic interest in the Company. Participation in the 2006 ESPP is voluntary and dependent upon each eligible employee’s election to participate and his determination of the level of participation. We believe that the 2006 ESPP is a necessary tool to help us compete effectively. It has been and remains the policy of the Company that the NEOs are not eligible to participate in the 2006 ESPP.

Retirement Savings Opportunity.    All employees may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. Each employee may make before-tax contributions of up to 85% of their eligible compensation up to current Internal Revenue Service limits. We provide this 401(k) Plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Since 2006, we have matched contributions made by our employees to the 401(k) Plan based upon a formula that considers the amount contributed by the respective employee and such employee’s tenure with the Company. We increased our percentage of matched contributions beginning in 2012. We do not provide an option for our employees to invest in our common stock through the 401(k) Plan. Other than the 401(k) Plan, we currently do not provide or offer any other retirement plans, such as defined benefit, defined contribution, supplemental executive retirement benefits, retiree medical or deferred compensation plans, to our employees or the NEOs.

Health and Welfare Benefits.    All full-time employees, including our NEOs, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance. We provide these benefits to meet the health and welfare needs of employees and their families.

Employment Agreements

Retirement Transition Agreement between Mr. Jones and the Company

On June 11, 2013, the Company announced Mr. Jones’ planned retirement as President, Chief Executive Officer and a director of the Company, which became effective as of December 31, 2013. In connection with his retirement, Mr. Jones entered into a Retirement Transition Agreement and Release (the “Retirement Agreement”) with the Company that provides for Mr. Jones to receive the following compensation:

(1)	an aggregate lump sum cash payment of $1,440,000, of which $360,000 was paid in March 2014 and the remaining $1,080,000 will be paid in equal installments over the eighteen-month period beginning on July 1, 2014;

(2)	a lump sum cash payment of $676,800 paid in February 2014, which was equal to the annual incentive payment Mr. Jones would have been otherwise entitled to under the Company’s annual incentive plan in effect for 2013 had he remained employed through the date of payment, based on Mr. Jones’ actual achievement of certain performance objectives established for 2013;

(3)	lump sum cash payments in 2015 and 2016 equal to the amounts of the target annual incentive payment percentages achieved by the Company’s then-Chief Executive Officer for the 2015 and 2016 performance years, respectively, multiplied by $720,000;

(4)	a Performance Unit award with respect to 30,000 shares of the Company’s common stock, 60% of which will vest and be paid in cash upon the achievement of certain performance objectives as established by the board of directors (or a duly authorized committee) in its sole discretion, and 40% of which will be paid in cash based upon time vesting, on February 15, 2017; and

(5)	a Performance Unit award with respect to 30,000 shares of the Company’s common stock, 60% of which will vest and be paid in cash upon the achievement of certain performance objectives as established by the board of directors (or a duly authorized committee) in its sole discretion, and 40% of which will be paid in cash based upon time vesting, on February 15, 2018.

In addition, Mr. Jones’ outstanding equity-based awards, including awards of 62,959 Performance Units granted in January 2011, 29,535 Performance Units granted in February 2012, 20,704 Performance Units granted in June 2013, and 5,137 SARs granted on April 24, 2006 were not forfeited on Mr. Jones’ separation date and were amended to continue to vest according to their original terms. Mr. Jones will also receive certain health benefits through December 31, 2015 and other benefits such as access to office space and a car allowance as provided in the Retirement Agreement.

Mr. Jones is subject to a two-year restriction on his right to compete with and solicit customers of the Bank. If Mr. Jones violates these restrictions, he will forfeit any unpaid portion of the severance amounts described above.

Amended and Restated Executive Employment Agreement between Mr. Cargill and the Company

Pursuant to an Amended and Restated Executive Employment Agreement between Mr. Cargill and the Company (the “Cargill Agreement”), effective June 11, 2013, in addition to serving as President, Chief Operating Officer and Chief Lending Officer of the Bank, Mr. Cargill began serving as Chief Executive Officer of the Bank and Chief Operating Officer of the Company. Effective January 1, 2014, pursuant to the Cargill Agreement, Mr. Cargill began serving as President and Chief Executive Officer of the Company. The Cargill Agreement has a three-year initial term and is automatically renewable for successive one-year terms, unless earlier terminated. Pursuant to the Cargill Agreement, Mr. Cargill’s base salary was increased to $550,000 on the effective date and to $625,000 effective January 1, 2014. Mr. Cargill was provided an incentive target of 85% of his base salary for 2013, and 100% of his base salary for years beginning on and after January 1, 2014.

The Cargill Agreement will terminate upon Mr. Cargill’s death or disability, upon his voluntary termination of employment or upon his termination for cause. Upon any such termination Mr. Cargill would be entitled to receive his base salary, pro-rated through the termination date, any unpaid but accrued vacation benefits and any unreimbursed business expenses.

Termination for cause means the Company’s termination of Mr. Cargill’s employment for any of the following: (1) fraud, misappropriation or embezzlement; (2) the material breach of Mr. Cargill’s executive responsibilities or of his restrictive covenants in the Cargill Agreement; (3) conviction of a felony or crime of moral turpitude; (4) intentional breach of any non-disclosure, non-competition or non-solicitation agreement with the Company or the Bank; (5) intentional failure to perform the duties and responsibilities required by the Cargill Agreement; (6) illegal use of drugs interfering with Mr. Cargill’s performance of his duties under the Cargill Agreement; (7) acceptance of other employment without permission; or (8) material breach of fiduciary duties owed to the Company.

If the Cargill Agreement is terminated by the Company without cause (which includes allowing the agreement to lapse without renewal at the end of a term) or by Mr. Cargill for “good reason,” Mr. Cargill would, in addition to the termination benefits described above, receive a cash payment equal to the greater of (y) the base salary remaining pursuant to the term of his employment agreement or (z) twelve months base salary, a cash payment equal to the average annual incentive payment for the two prior years, and continued medical insurance benefits for twelve months following termination. “Good reason” is defined as (1) an assignment of duties that are functionally inferior to the duties set forth in the Cargill Agreement; (2) a change of employment location which is more than 50 miles from the Company’s current executive offices; (3) a reduction in salary, other than as part of a proportionate reduction affecting all other senior officers; or (4) the delivery by the Company of a notice of non-renewal of the Cargill Agreement in connection with certain change in control events.

If, following a change in control as defined in the Cargill Agreement, Mr. Cargill’s employment is thereafter terminated either (1) by the Company or the successor entity without cause, or (2) by Mr. Cargill for good reason, during the period beginning 90 days before and ending 18 months after the change in control event, Mr. Cargill will receive a lump sum payment equal to 2.5 times his average base salary and the average of any annual incentive amounts paid to him during the two years preceding the change in control. This change of control payment is in lieu of any other amounts to which he would be entitled under the Cargill Agreement. In addition, Mr. Cargill will receive, for 24 months following his termination, continued health and welfare benefits that are no less favorable than the benefits to which he was entitled prior termination.

If any amount paid to Mr. Cargill in connection with the change in control is subject to an excise tax, Mr. Cargill may have the right to receive a gross-up payment to cover all or a portion of the excise tax liability. The amount of the gross-up payment could vary between 0% if the consideration received by stockholders in the change in control event is less than $22.50 per share and beginning at 50% of the excise tax if the value realized by stockholders in the change in control event is $22.50, progressing linearly to 100% of the excise tax if the value received by stockholders is $25.00 or more.

As a means of providing protection to the Company’s stockholders, under certain adverse conditions such as dissolution, bankruptcy or a distressed sale of the Company’s assets or stock for the purpose of avoiding a bankruptcy proceeding or at the recommendation of regulatory authorities, the above described payments would not occur, except for the cash payments described above that would be owing upon Mr. Cargill’s termination of employment due to death or disability, upon his voluntary termination of employment or upon his termination for cause.

The Cargill Agreement contains other terms and conditions, including non-competition and non-solicitation provisions, confidentiality obligations and restrictions on Mr. Cargill’s ability to be involved with a competing state or national bank or company providing similar services with a place of business in Texas during his employment and for the 12-month period following his termination or resignation.

Employment Agreements for Mr. Bartholow, Mr. Ackerson and Mr. Hudgens

In order to retain the Company’s senior executive officers, the HR Committee and board of directors of the Company determined it was in the best interests of the Company to enter into employment agreements with Messrs. Bartholow, Ackerson and Hudgens effective December 31, 2008 (the “2008 Agreements”). We entered into these agreements to ensure that the executives perform their respective roles for an extended period of time in view of the critical nature of each of their positions.

Each of the 2008 Agreements had an initial term of three years, with automatic renewal for successive one-year terms, and each provides for compensation including a base salary and participation in the annual incentive plan for key executives. Each of the executives is also eligible to receive grants of equity-based incentive compensation under our long-term incentive plans.

Each 2008 Agreement terminates upon the executive’s death or disability, upon his voluntary termination of employment or upon his termination for cause. Upon any such termination the executive would be entitled to his base salary, pro-rated through the termination date, any unpaid but accrued vacation benefits and any unreimbursed business expenses. “Cause” is defined as (1) fraud, misappropriation or embezzlement; (2) the material breach of the executive’s responsibilities or of his restrictive covenants; (3) conviction of a felony or crime of moral turpitude; (4) intentional breach of any non-disclosure, non-competition or non-solicitation agreement with the Company or the Bank; (5) intentional failure to perform the duties and responsibilities required by the agreement; (6) illegal use of drugs interfering with the his performance of his duties; (7) acceptance of other employment without permission; or (8) material breach of fiduciary duties owed to the Company.

The 2008 Agreements provide for severance payments to the executive upon termination of the executive’s employment by us without cause (which includes allowing the agreement to lapse without renewal at the end of a term) or termination by the executive for good reason. Upon termination without cause or upon resignation for good reason, the executive is entitled to receive the following severance payments and benefits:

•	a cash payment equal to the greater of the executive’s base salary remaining in the executive’s employment term or 12 months’ salary, paid in 12 equal monthly installments;

•	an amount equal to the average annual incentive paid to the executive for the two years preceding his termination; and

•	continued medical insurance benefits, at the Company’s expense, for a period of twelve months following termination.

“Good reason” is defined as (1) an assignment of duties that is functionally inferior to the duties set forth in the respective 2008 Agreements; (2) a change of location which is more than 50 miles from the Company’s current executive offices; (3) a reduction in salary, other than as part of a proportionate reduction affecting all other senior officers; or (4) the delivery by the Company of a notice of non-renewal of the respective 2008 Agreement in connection with certain change in control events.

If following a change in control an executive subsequently is terminated either (1) by the Company or the successor entity without cause, or (2) by the executive for good reason, during the period beginning 90 days before and ending 18 months after, the change in control event, the executive is entitled to receive a lump sum payment equal to 2.5 times his average base salary and the average of any annual incentive amounts paid to him during the two years preceding the change of control. This change in control payment is in lieu of any other amounts to which the executive would be entitled under his employment agreement. In addition, the executive will receive, for 24 months following his termination, continued health and welfare benefits that are no less favorable than the benefits to which he was entitled prior to termination.

If any amount paid to an executive in connection with the change in control is subject to an excise tax, he may have the right to receive a gross-up payment to cover all or a portion of the excise tax liability. The amount of the gross-up payment could vary between 0% if the consideration received by stockholders in the change in control event is less than $22.50 per share and beginning at 50% of the excise tax if the value realized by stockholders in the change in control event is $22.50, progressing linearly to 100% of the excise tax if the value received by stockholders is $25.00 or more.

As a means of providing protection to the Company’s stockholders, under certain adverse conditions such as dissolution, bankruptcy or a distressed sale of the Company’s assets or stock for the purpose of avoiding a bankruptcy proceeding or at the recommendation of regulatory authorities, the above described payments would not occur, except for the cash payment related to the executive’s base salary in the case of termination without cause or termination by the executive for good reason, and such payment would be reduced to 6 months of base salary.

The 2008 Agreements contain other terms and conditions, including non-competition and non-solicitation provisions, confidentiality obligations and restrictions on the executive’s ability to be involved with a competing state or national bank or company providing similar services with a place of business in Texas during his employment and for the 12-month period following his termination or resignation.

Indemnification Arrangements

Our certificate of incorporation, bylaws and applicable Delaware law provide indemnification rights to our directors and officers. Our board of directors has granted broader rights to indemnity. These indemnification arrangements may require us to, among other things, indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers. These indemnification arrangements may also require us to advance any expenses incurred by our directors or officers as a result of any proceeding against them as to which they could be indemnified. As of the date of this filing, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in certain circumstances.

Tax Implications of Executive Compensation

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the right to maintain flexibility in how we compensate our executive officers, even if it may result in limiting the deductibility of amounts of compensation from time to time.

Report of the Human Resources Committee on the Compensation Discussion and Analysis

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on such review and discussion, the Human Resources Committee recommended to the Board that this Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The Report is submitted by the Human Resources Committee of the Board of Directors of Texas Capital Bancshares, Inc.

Dale W. Tremblay, Chairman

Frederick B. Hegi, Jr.

Steven P. Rosenberg

2013, 2012 and 2011 Summary Compensation Table*

			Non-Equity Incentive Plan Compensation
Name and Principal Position	Year	Salary	Annual Incentive Plan Compensation (A)	Long-Term Incentive Plan Compensation (B)	All Other Compensation (C)	Total
George F. Jones, Jr. President and CEO of Texas Capital Bancshares	2013	$703,333	$676,800	$3,960,692	$393,043	$5,733,868
	2012	620,000	930,000	—	29,331	1,579,331
	2011	620,000	801,250	—	26,623	1,447,873
Peter B. Bartholow Chief Financial Officer of Texas Capital Bancshares; Chief Operating Officer of Texas Capital Bank	2013	404,583	300,000	1,878,258	21,687	2,604,528
	2012	361,667	390,000	—	15,169	766,836
	2011	345,000	363,000	—	15,169	723,169

C. Keith Cargill Chief Operating Officer of Texas Capital Bancshares; President and Chief Executive Officer of Texas Capital Bank	2013	472,917	440,000	1,733,772	23,809	2,670,498
	2012	346,667	390,000	—	21,487	758,154
	2011	330,000	344,000	—	20,687	694,687

Vince A. Ackerson Texas President and Chief Lending Officer of Texas Capital Bank	2013	352,083	245,000	1,351,578	41,371	1,990,032
	2012	297,500	300,000	—	27,329	624,829
	2011	285,000	272,000	—	22,216	579,216

John D. Hudgens Chief Credit Officer and Chief Risk Officer of Texas Capital Bank	2013	376,250	270,000	1,325,888	19,646	1,991,784
	2012	316,667	320,000	—	14,546	651,213
	2011	300,000	298,000	—	14,546	612,546

For a description of the employment agreements applicable to the named executive officers, refer to the Employment Agreements section of the Compensation Discussion and Analysis starting on page 23.

*	Columns for which no amounts are reported have been deleted.

(A)	For further details of the targets and performance related to the payout of these amounts, refer to the Annual Incentive Compensation section of the Compensation Discussion and Analysis starting on page 18.

(B)	For further details of cash-based Performance Units, refer to the Long-Term Incentives section of the Compensation Discussion and Analysis starting on page 19. This vesting related to the 2011 grants which were awarded to each of the NEOs in January 2011 and were intended to cover the annual grants applicable to 2009 and 2010, which had not been made during the period when the HR Committee restructured the Company’s approach to long-term incentives to emphasize cash-based Performance Units in lieu of stock-based awards, among other changes. The 2013 compensation effectively relates to the four-year period ending December 31, 2013. Vesting of 25% of the Performance Units occurred on the third anniversary of the date of grant. The remaining 75% vested based on achievement of pre-determined objectives for ROA and growth in EPS. The value of each vested Performance Unit was $58.52, which was the average closing price of the Company’s common stock for the last 20 trading days of 2013.

(C)	See additional description in 2013 All Other Compensation Table below.

2013 All Other Compensation Table*

Name	Year	Perquisites and Other Personal Benefits(B)	Insurance Premiums	Company Contributions to Retirement and 401(k) Plans	Severance Payments / Accruals		Total
George F. Jones, Jr.(A)	2013	$21,010	$2,033	$10,000	$360,000	(C)	$393,043
Peter B. Bartholow	2013	8,618	3,069	10,000	—		21,687
C. Keith Cargill	2013	11,111	2,698	10,000	—		23,809
Vince A. Ackerson	2013	29,000	2,371	10,000	—		41,371
John D. Hudgens	2013	7,200	2,446	10,000	—		19,646

*	Columns for which no amounts are reported have been deleted.

(A)	Mr. Jones retired from the Company effective December 31, 2013.

(B)	Perquisites include a car allowance of $7,200 for each of the executives as well as the following club dues: Mr. Jones $13,810, Mr. Bartholow $1,418, Mr. Cargill $3,911 and Mr. Ackerson $21,800.

(C)	Represents the initial payment made in March 2014 of an aggregate lump sum cash payment of $1,440,000 to be paid in connection with Mr. Jones’ retirement on December 31, 2013. The remaining payments are subject to Mr. Jones’ continued compliance with his non-compete and other provisions of his Retirement Agreement, thus payment for these amounts are not included above. Additional awards subject to future company performance conditions have not been included in this table. For details about other payments and awards to be made to Mr. Jones pursuant to his Retirement Agreement, refer to the Employment Agreements — Retirement Transition between Mr. Jones and the Company section of the Compensation Discussion and Analysis starting on page 23.

2013 Grants of Plan Based Awards Table*

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(A)
Name	Grant Date	Units	Threshold(B)	Target(C)	Maximum(D)
George F. Jones, Jr.	06/03/2013	20,704	$515,140	$1,287,789	$1,674,113
	12/18/2013	60,000	1,492,800	3,732,000	3,732,000	(E)

Peter B. Bartholow	06/03/2013	11,354	282,512	706,219	918,072

C. Keith Cargill	06/03/2013	11,354	282,512	706,219	918,072

Vince A. Ackerson	06/03/2013	8,349	207,748	519,308	675,088

John D. Hudgens	06/03/2013	9,373	233,188	583,001	757,907

*	Columns for which no amounts are reported have been deleted.

(A)	Based on 12/31/13 closing market price of $62.20.

(B)	Represents 40% of award that is service-based and will vest on the third anniversary of the date of grant.

(C)	Includes the amount in (B) and 60% of award that is performance-based and will vest based on attainment of certain performance metrics determined by our board of directors’ HR Committee.

(D)	For those awards with a grant date of 6/3/2013, includes the amount in (C) and a potential bonus of up to 30% to be added to the performance-based portion of the award noted in (C) for attainment of performance metrics beyond the established targets.

(E)	Mr. Jones was awarded 60,000 units on 12/18/2013, of which 30,000 will have performance metrics established in 2014 when Performance Unit awards are granted to the senior executives of the Company in 2014 and 30,000 will have performance metrics established in 2015 when equity awards are granted to the senior executives on the Company in 2015. A potential bonus may be added to the performance-based portion of the award noted in (C), which will be determined at the time performance metrics are established. As it has not been determined, no additional potential bonus has been added to the performance-based portion of the award noted in (C) for attainment of performance metrics beyond the established targets.

2013 Outstanding Equity Awards at Fiscal Year-end Table*

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (A)	Option Exercise Price	Option Expiration Date
George F. Jones, Jr.	—	$—	—
Peter B. Bartholow	4,388	22.65	04/24/2016
C. Keith Cargill	3,547	22.65	04/24/2016
Vince A. Ackerson	4,470	22.65	04/24/2016
John D. Hudgens	4,257	22.65	04/24/2016

*	Columns for which no amounts are reported have been deleted.

(A)	Represents award of SARs on April 24, 2006 under the 2005 Plan which vested equally over a five-year period.

2013 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(B)	Value Realized on Exercise(A)	Number of Shares Acquired on Vesting(B)	Value Realized on Vesting(C)
George F. Jones, Jr.	5,137	$117,791	6,131	$259,464
Peter B. Bartholow	50,000	1,805,500	1,394	58,994
C. Keith Cargill	—	—	2,612	110,540
Vince A. Ackerson	—	—	1,024	43,336
John D. Hudgens	—	—	983	41,601

(A)	The value realized is equal to the amount that is taxable to the executive, which was the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(B)	The shares included in the table represent shares vested. In some instances, shares were issued to executives net of taxes. Actual shares issued were 4,264 and 4,368 shares to Mr. Jones for SAR and RSU exercises, respectively; 25,432 and 938 shares to Mr. Bartholow for option and RSU exercises, respectively; 1,776 shares to Mr. Cargill for RSU exercises; 689 shares to Mr. Ackerson for RSU exercises; and 983 shares to Mr. Hudgens for RSU exercises.

(C)	The value realized by the named executive officer upon the vesting of stock is calculated by multiplying the number of shares of stock vested by the market value of the underlying shares on the vesting date and is equal to the amount that is taxable to the executive.

2013 Pension Benefits

The table disclosing the actuarial present value of each executive’s accumulated benefit under defined benefit plans, the number of years of credited service under each plan and the amount of pension benefits paid to each NEO during the year is omitted because the Company does not have a defined benefit plan for NEOs. The only retirement plan available to NEOs in 2013 was the Company’s qualified 401(k) savings and retirement plan, which is available to all employees.

2013 Non-qualified Deferred Compensation

The table disclosing contributions to non-qualified and other deferred compensation plans, each executive’s withdrawals, earnings and fiscal year balances in those plans is omitted because in 2013 the Company had no non-qualified deferred compensation plans or benefits for executive officers or other employees of the Company.

2013 Potential Payments Upon Termination or Change in Control Table

The following table summarizes the estimated payments to be made under each executive’s contract, described more completely in the Employment Agreements section of the Compensation Discussion and Analysis starting on page 23. For the purposes of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on December 31, 2013 and that the price per share of our common stock is the closing market price as of that date, $62.20.

Name	Termination Without Cause or For Good Reason(A)	Change in Control: Involuntary or For Good Reason Termination (B)(C)(D)	Retirement(E)	Death	Disability
George F. Jones, Jr.(F)
Severance	$—	$5,414,105	$2,554,400	$—	$—
Death/disability	—	—	—	2,554,400	2,554,400
Accelerated vesting of long-term incentives	—	6,856,866	6,856,866	3,732,000	3,732,000
Other benefits(G)	—	60,746	60,746	—	30,373
Peter B. Bartholow
Severance	770,000	1,820,313	—	—	—
Death/disability	—	—	—	425,000	425,000
Accelerated vesting of long-term incentives	—	1,649,855	—	—	—
Other benefits(G)	22,242	44,485	—	—	22,242
C. Keith Cargill
Severance	2,290,000	3,132,951	—	—	—
Death/disability	—	—	—	625,000	625,000
Accelerated vesting of long-term incentives	—	1,608,803	—	—	—
Other benefits(G)	13,874	27,747	—	—	13,874
Vince A. Ackerson
Severance	647,500	2,283,965	—	—	—
Death/disability	—	—	—	375,000	375,000
Accelerated vesting of long-term incentives	—	1,233,861	—	—	—
Other benefits(G)	15,899	31,799	—	—	15,899
John D. Hudgens
Severance	695,000	2,507,740	—	—	—
Death/disability	—	—	—	400,000	400,000
Accelerated vesting of long-term incentives	—	1,369,333	—	—	—
Other benefits(G)	23,440	46,880	—	—	23,440

(A)	Severance includes the greater of the base salary remaining pursuant to the term of employment agreement or twelve months base salary and an amount equal to the average incentive compensation paid during the prior two-year period for Messrs. Bartholow, Cargill, Ackerson and Hudgens. Severance will be paid over a period of twelve months.

(B)	Assumes 100% vesting of cash performance units based on the closing price of $62.20 on December 31, 2013.

(C)

Severance is equal to 2.5 times average salary plus average incentive compensation paid during the prior two-year period for Messrs. Bartholow, Cargill, Ackerson and Hudgens and will be paid in a lump sum within 30 days of the Executive’s termination. For Mr. Jones, severance is equal to any unpaid severance payments provided for in his Retirement Agreement and will be paid out on the first payroll date that is on or after the later of the effective date of the change in control or the 60th day following the date of termination.

(D)	If any amount paid or distributed to the executive in connection with the change of control is subject to an excise tax, and the consideration received by stockholders of the Company in connection with the change of control is at least $22.50 per share, then each executive shall be entitled to receive an additional gross-up payment in an amount equal to 50% of the amount of the total excise tax. If the consideration received by the stockholders is greater than $22.50 per share, the applicable percentage of the gross-up amount will be increased incrementally on a linear basis for each increase between $22.50 up to $25.00. If the price per share is $25.00 or greater, the applicable percentage would be 100%. Since the 12/31/2013 ending price was greater than $25.00, we performed an excise tax calculation to determine whether any of our named officers would be subject to the excise tax, and determined that compensation payable to Mr. Jones, Mr. Cargill, Mr. Ackerson and Mr. Hudgens would meet the requirement for a gross-up. Our estimates with respect to these amounts are included in the severance amounts presented in the column entitled “Change in Control: Involuntary or for Good Reason Termination” for Mr. Jones, Mr. Cargill, Mr. Ackerson and Mr. Hudgens. The gross-up calculation is complex and in the event of a change in control, the calculation would be performed by a third party who specializes in complex compensation structures. For the purposes of disclosure in this table, we believe the estimated gross-up amount included is appropriate and provides a fair presentation of the estimated payments for each named executive.

(E)	For Mr. Jones, includes amounts payable under his Retirement Agreement, and assumes vesting at target of any performance-based awards for which performance conditions have not yet been satisfied, based on the closing price of $62.20 on December 31, 2013. Messrs. Bartholow, Cargill, Ackerson and Hudgens had not met the age and service conditions as of December 31, 2013.

(F)	Mr. Jones’ retirement became effective as of December 31, 2013. His Retirement Agreement provides terms for severance payments in the case of change in control, death and disability, and therefore these amounts have been included above. For further details of severance payments provided for in the Retirement Agreement, refer to the Employment Agreements — Retirement Transition Agreement between Mr. Jones and the Company section in the Compensation Discussion and Analysis starting on page 23.

(G)	Other benefits include the following insurance: medical, dental, vision, life, accidental death and disability, short-term disability, long-term disability and supplemental long-term disability. Cost includes both employer and employee coverage.

2013 Director Compensation Table*

For service on our Board, our non-employee directors are paid an annual retainer of $35,000 and a fee of $1,500 per meeting. Our Chairman receives an additional $45,000 per year for serving in that role. In addition, each member of a committee is paid a fee of $1,500 per committee meeting. Directors serving as chairman of the Audit and HR Committees receive an additional $12,500 per year for serving in that role and the director serving as chairman of the Nominating and Governance Committee receives an additional $10,000 per year for serving in that role. Members attending special meetings of the Board and committees are paid $1,500 per meeting, or $750 for telephonic meetings. In addition to cash retainer fees, each non-employee director receives an annual grant of performance units with an aggregate grant date fair value of $42,000, granted at the Board meeting immediately following each year’s Annual Meeting.

The following table contains information pertaining to the compensation of the Company’s Board of Directors for the 2013 fiscal year.

Name	Fees Earned Or Paid In Cash (A)	Stock Awards	Non-Equity Incentive Plan Compensation (B)	All Other Compensation	Total
James H. Browning	$78,792	$—	$41,990	$—	$120,782
Preston M. Geren III	47,250	—	41,990	—	89,240
Frederick B. Hegi, Jr.	57,750	—	41,990	—	99,740
Larry L. Helm	104,500	—	41,990	—	146,490
James R. Holland, Jr.(C)	65,333	—	41,990	—	107,323
Charles S. Hyle(D)	—	48,310	41,981	—	90,291
W. W. McAllister III	49,500	—	41,990	—	91,490
Elysia Holt Ragusa	54,750	—	41,990	—	96,740
Steven P. Rosenberg	64,583	—	41,990	—	106,573
Grant Sims	48,000	—	41,990	—	89,990
Robert W. Stallings	47,250	—	41,990	—	89,240
Dale W. Tremblay	61,375	—	41,990	—	103,365
Ian J. Turpin	50,250	—	41,990	—	92,240

*	Columns for which no amounts are reported have been deleted.

(A)	The amount in this column reflects meeting fees paid upon attendance of board and committee meetings and annual retainer fees.

(B)	The amount in this column reflects the aggregate grant date fair value of awards granted during the fiscal year ended December 31, 2013 in accordance with ASC 718 and pursuant to the 2010 Plan. Cash awards are comprised of cash Performance Units. On May 14, 2013, all currently serving directors received 940 cash Performance Units with a grant date fair value of $44.67 per unit which will vest on the one-year anniversary of the grant date.

(C)	2013 Performance Unit grant and fees were paid in the name of Lamar Hunt Trust Estate.

(D)	Subsequent to the grant described in (B), Mr. Hyle was appointed as a new director by the Board on October 22, 2013. Upon his appointment, he was granted 869 cash Performance Units with a grant date fair value of $48.31 per unit which will vest on the one year anniversary of the grant date and 1,000 RSUs with a grant date fair value of $48.31 per unit which will vest over three years from the date of grant.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2013, none of the employees or executive officers of the Company or the Bank served on the HR Committee of the Board of Directors of the Company. In addition, none of the executive officers of the Company served on the Board of Directors or on the compensation committee of any other entity, for which any executive officers of such other entity served either on our Board of Directors or on our Human Resources Committee.

INDEBTEDNESS OF MANAGEMENT AND TRANSACTIONS WITH CERTAIN RELATED PERSONS

In the ordinary course of business, the Bank has made loans, and may continue to make loans in the future, to the Bank’s and the Company’s officers, directors and employees. However it is the Bank’s policy to not extend loans to executive officers of the Bank and the Company. The Bank makes loans to directors and their affiliates in the ordinary course of business on substantially the same terms as those with other customers. All loans to directors are reviewed and approved by our board of directors prior to making any such loans. The Bank also provides wealth management services for managed accounts to directors at discounted fees.

In July 2013, the Company committed to invest up to $1 million in Trinity Hunt Partners IV, L.P., a limited partnership, and has invested approximately $218,000 as of December 31, 2013. Trinity Hunt Partners IV may be considered to be an affiliate of James R. Holland, Jr., a member of the Company’s board of directors. Mr. Holland is a Partner with Trinity Hunt Partners, which manages Trinity Hunt Partners IV, L.P.

In March 2013 the Company relocated its Austin office. Prior to this date, the Company’s Austin office was located in a building owned by a company that may be considered to be an affiliate of Ian J. Turpin. The net rental payments made under the lease agreement were approximately $150,000 for 2013.

The Company also has other policies and procedures for reviewing related party transactions involving the Company’s and the Bank’s directors, executive officers and their affiliates. Each director and named executive officer of the Company and the Bank is required to complete a questionnaire annually, and each director who serves on the Audit Committee must complete a certification of independence annually. Both of these documents are designed to disclose all related party transactions, including loans, and this information is reviewed by management, the Audit Committee and the board of directors, as appropriate. Such transactions are subject to the standards set forth in the Company’s Code of Conduct for executive officers and in applicable laws and regulations and of the Nasdaq Stock Market Listing Rules for determining the independence of Directors. The questionnaires, certifications and Code of Conduct are all in writing.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of its equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. The Company, based solely on a review of its Section 16(a) reports filed during 2013, believes that the required Section 16(a) reports were filed on a timely basis by its executive officers and directors, except that a Form 4 for Walter W. McAllister reflecting the sale of 4,000 shares of the Company’s stock on October 28, 2013 was filed on November 1, 2013. In addition, it was determined that a Form 3 for Grant Sims was inadvertently not filed upon his election as a director on May 15, 2012. The Form 3 was filed on February 24, 2014. There were no intervening transactions in the Company’s common stock by Mr. Sims.

EXECUTIVE OFFICERS

The Company currently has five executive officers as follows:

C. Keith Cargill, President and Chief Executive Officer of the Company and President and Chief Executive Officer of Texas Capital Bank. Mr. Cargill’s biography is set forth on page 4 of this Proxy Statement.

Peter B. Bartholow, Chief Financial Officer, Chief Operating Officer and Secretary of the Company and Chief Operating Officer of Texas Capital Bank. Mr. Bartholow’s biography is set forth on page 5 of this Proxy Statement

Vince A. Ackerson, Texas President and Chief Lending Officer of Texas Capital Bank. Mr. Ackerson, age 57, has served as Texas President and Chief Lending Officer of Texas Capital Bank since July 2013. Prior to holding this position, he served as Dallas Regional President since October 2008 and was previously Executive Vice President of Dallas Corporate Banking since the Bank’s inception in December 1998.

John D. Hudgens, Chief Credit Officer and Chief Risk Officer of Texas Capital Bank. Mr. Hudgens, age 58, has served as Chief Credit Officer since January 1999. In 2009, he assumed the role of Chairman of the Company’s Risk Management Committee, and in that role became the Chief Risk Officer of Texas Capital Bank.

Julie L. Anderson, Controller of the Company and Chief Financial Officer of Texas Capital Bank. Ms. Anderson, age 46, has served as the Company’s Controller since February 1999. In July 2013, she assumed the role of Chief Financial Officer of Texas Capital Bank.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	592,751	$28.69	262,315
Equity compensation plans not approved by security holders	—	—	—
Total	592,751	$28.69	262,315

AUDITOR FEES AND SERVICES

The Audit Committee has selected Ernst & Young LLP to continue as our independent registered public accounting firm for the 2014 fiscal year. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions.

Fees for professional services provided by the Company’s independent registered public accounting firm in each of the last two fiscal years, in each of the following categories are (in thousands):

	2013	2012
Audit fees	$880	$918
Audit-related fees	45	100
Tax fees	200	257
Total	$1,125	$1,275

Fees for audit services include fees associated with the audit of the Company’s annual consolidated financial statements, the reviews of the consolidated financial statements included in the Company’s Forms 10-Q, accounting consultations and management’s assertions regarding effective internal controls in compliance with the requirements of Section 404 of the Sarbanes Oxley Act and Federal Deposit Insurance Corporation Improvement Act, and comfort letter procedures. Audit-Related Fees included consultations related to regulatory issues. Tax fees included various federal, state and local tax services.

Pre-approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related and tax services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting.

ADDITIONAL INFORMATION

Stockholder Nominees for Director

Stockholders may submit nominees for director in accordance with the Company’s bylaws. Under the Company’s bylaws, a stockholder’s notice to nominate a director must be in writing and set forth (1) as to each proposed nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) as to such stockholder, the stockholder’s name and address, and the class and number of shares of stock of the Company that are beneficially owned by such stockholder. Nominations for director for the 2015 annual meeting of stockholders must generally be delivered no later than 180 days, and no more than 270 days prior to the 2015 annual meeting of stockholders. Nominations should be directed to: Texas Capital Bancshares, Inc., 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, Attn: Secretary.

Stockholder Proposals for 2015

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Company’s annual meeting of stockholders in 2015 may do so by following the procedures prescribed in Exchange Act Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Company at the following address: Texas Capital Bancshares, Inc., 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, Attn: Secretary, no later than December 11, 2014.

Advance Notice Procedures

Under the Company’s bylaws, no business may be brought before an annual meeting unless it is brought before the meeting by or at the direction of the Board or by a stockholder who has delivered timely notice to the Company. Such notice must contain certain information specified in the bylaws and be delivered no later than 180 days and no more than 270 days prior to the meeting to the following address: Texas Capital Bancshares, Inc., 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, Attn: Secretary. These requirements are separate from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Annual Report

A copy of the Company’s 2013 Annual Report to Stockholders is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials.

Upon written request, the Company will furnish to any stockholder without charge a copy of its Annual Report on Form 10-K for the year ended December 31, 2013 pursuant to the instructions set forth in the Notice of Internet Availability of Proxy Materials.

TEXAS CAPITAL BANCSHARES, INC.

ANNUAL MEETING OF TEXAS CAPITAL BANCSHARES, INC.

Date:	Tuesday, May 20, 2014
Time:	10:00 A.M. (Central Daylight Time)
Place:	2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201
See Voting Instruction on Reverse Side.

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1 and 2.

1:	Election of Directors
Directors Recommend
			For		Withhold	i
	01	C. Keith Cargill	☐		☐	For
	02	Peter B. Bartholow	☐		☐	For
	03	James H. Browning	☐		☐	For
	04	Preston M. Geren III	☐		☐	For
	05	Frederick B. Hegi, Jr.	☐		☐	For
	06	Larry L. Helm	☐		☐	For
	07	James R. Holland, Jr.	☐		☐	For
	08	Charles S. Hyle	☐		☐	For
	09	W. W. McAllister III	☐		☐	For
	10	Elysia Holt Ragusa	☐		☐	For
	11	Steven P. Rosenberg	☐		☐	For
	12	Grant E. Sims	☐		☐	For
	13	Robert W. Stallings	☐		☐	For
	14	Dale W. Tremblay	☐		☐	For
	15	Ian J. Turpin	☐		☐	For

			For	Against	Abstain
2:	Advisory vote on compensation of named executive officers.		☐	☐	☐	For

	To attend the meeting and vote your shares in person, please mark this box.			☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

TEXAS CAPITAL BANCSHARES, INC.

Annual Meeting of Texas Capital Bancshares, Inc.

to be held on Tuesday, May 20, 2014

for Holders as of March 31, 2014

This proxy is being solicited on behalf of the Board of Directors

VOTED BY:
INTERNET		TELEPHONE
Go To		866-390-5385
www.proxypush.com/tcbi • Cast your vote online. • View Meeting Documents.	OR	• Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.

MAIL
OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints C. Keith Cargill and Peter B. Bartholow, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Texas Capital Bancshares, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2.
All votes must be received by 5:00 P.M., Eastern Time, May 19, 2014. All votes by ESPP participants must be received by 5:00 P.M., Eastern Time, May 15, 2014.
PROXY TABULATOR FOR
TEXAS CAPITAL BANCSHARES, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

Revocable Proxy — Texas Capital Bancshares, Inc.
Annual Meeting of Stockholders
May 20, 2014 10:00 a.m. (Central Daylight Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints C. Keith Cargill and Peter B. Bartholow, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Texas Capital Bancshares, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Tuesday, May 20, 2014 at 10:00 a.m. at the offices of Texas Capital Bank, National Association at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, and any and all adjournments thereof, as set forth below.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the nominees for directors specified in Item 1 and FOR Item 2.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)